Exhibit 21.1

        SUBSIDIARIES OF THE REGISTRANT

Pacific Biotech, Inc., a Delaware corporation

Metra Biosystems, Inc., a California corporation

Osteo Sciences Corporation, an Oregon corporation

Litmus Concepts, Inc., a California corporation